Carrier
13995 Pasteur Boulevard
Palm Beach Gardens. FL 33410

Patrick Goris
10616 N Beechwood Drive
Mequon, WI 53092

October 8, 2020

Dear Patrick,

I am pleased to confirm our offer of employment for you to join Carrier in the role of Senior Vice President & Chief Financial Officer within our Carrier Headquarters organization. Your executive level will be E5. You will report to David Gitlin, President & CEO, Carrier and you will be based in Palm Beach Gardens, Florida.

Your starting base salary will be $700,000 per year, and your start date will be on or about November 16, 2020. The sign-on awards indicated below are conditional upon your start date being before December 8, 2020, the date of your final December 2020 equity award vesting at your current employer.

As a Carrier executive, you may receive cash awards under the company’s annual Incentive Compensation Plan (IC). Individual awards, when made, are a function of individual and Carrier performance measured against previously established objectives and metrics. Your target bonus opportunity is 100% of your annual base salary. Incentive Compensation awards for 2021 are expected to be paid to active, eligible executives in February 2022. You will not be eligible for incentive compensation attributable to the 2020 IC plan given your start date is in Q4 of 2020.

You will be eligible to participate in the Carrier Long Term Incentive Plan (the “LTIP”), beginning in 2021. LTIP awards are typically granted in February of each year. This program is designed to provide equity awards to key employees whose efforts and achievements contribute to the long-term success of the company. Your 2021 LTIP target opportunity is $2,600,000 and the award mix for the 2021 plan is currently under review by the Carrier Board of Directors.

You will receive a cash sign-on award of $1,000,000, to be paid in December 2020. This payment is subject to applicable tax withholdings and your continued employment. As part of accepting this offer, you acknowledge that if you voluntarily terminate your employment within 24 months after payment of the cash sign-on award, you agree to reimburse the company 100 percent of the cash-sign on award amount.

You will receive a sign-on LTIP award with a target grant date value of $4,000,000. This award will be comprised of 50% RSUs and 50% SARs, vesting one third per year for three years from the award date, which will be the first trading day of the month following your start date. Vesting is generally subject to your continued employment through each applicable vesting date, except as otherwise provided in the applicable schedule of terms.

You will also be entitled to a leased vehicle through Carrier’s Executive Lease Vehicle Program (“ELVP”). All fuel, maintenance, taxes, registration and car insurance costs are paid by Carrier as part of the current ELVP. Additional details regarding the ELYP and the vehicle selection process will be provided under separate cover.

ln addition to your compensation, you will be eligible to join Carrier Choice, the Company’s flexible benefits plan, after 30 days of employment. This includes medical, dental, life insurance, and disability benefit programs for you and your eligible dependents

You will be eligible to join the Carrier Retirement Savings Plan immediately, and after one year of service will receive the Company match on your contributions, which is currently 60 cents on the dollar up to 6% of your eligible compensation, subject to IRS limits. You are eligible to participate in the Savings Restoration Plan for compensation in excess of the IRS limits. This plan supplements the Retirement Savings Plan with Company match in excess of IRS limits.

You will receive a Company Retirement Contribution, an automatic contribution each pay period, regardless of participation to the Savings Plan. The company’s automatic contribution will begin 45 days after your date of hire. The contribution percentage will be based on your age as of December 31 of each calendar year. You will be automatically enrolled into the Company Retirement Contribution Excess Plan once your eligible earnings reach the annual IRS limit at the same contribution percentage.

U.S-based executives are currently eligible to defer up to 50% of base salary; 70% of incentive compensation and 100% of LTIP PSUs into Carrier’s Deferred Compensation Programs.
Compensation deferred under these programs is subject to the terms of the programs as in effect from time to time, including with respect to any minimum deferral period and elections regarding time and form of payment.

You are eligible for twenty-five (25) days of Vacation annually. Subsequent increases in vacation eligibility are based on your length of service. Because your start date is in November, you will be eligible for 4 vacation days for the remainder of 2020. Up to 5 additional days may be purchased with pre-taxed dollars during the annual Open Enrollment of benefits with the cost divided over the 24 pay periods during that vacation year. The next opportunity to purchase vacation is expected to be during the 2021 Open Enrollment that occurs in fall 2020.

As discussed, your work location will be Palm Beach Gardens, FL. You will be eligible for Relocation assistance from Carrier’s relocation management provider. As your work location is Palm Beach Gardens, the company’s expectation is that you will work from this location immediately upon joining. Your relocation assistance includes, but is not limited to:
•Assistance in marketing and selling your current home; Carrier will provide an Appraised Value Offer (guaranteed buyout) based on appraisals that are prepared on your home
•Assistance in purchasing a new home including reimbursement of normal and customary closing costs
•Two home finding trips, for a total of 10 days, for you and l individual
•Reimbursement of actual costs of your interim living expenses for up to 90 days or until you move into your new home, whichever occurs first. You also have the option to receive a lump sum cash allowance in lieu of the interim living expense reimbursement.
The cash allowance is based on 90 days at the government lodging rate in your move destination.
•Shipment of household goods and storage for up to 90 days, if needed
•A one-time $7,500 relocation allowance to help offset expenses not specifically covered by this policy; this payment will be grossed up

This offer is contingent upon verification of your authorization to work in the United States of America and your satisfactory completion of our employment requirements including screening for the presence of illegal or unauthorized drugs, a background check and the completion of an Intellectual Property Agreement. Upon your acceptance, you will receive a confirmation via e mail with a link outlining arrangements for your drug screening and background check requirements. This must be completed as soon as possible after offer acceptance, but not more than 30 days or less than five days in advance of your start date.

You will be contacted to review pre-employment requirements and on-boarding documents. As proof of U.S. person status and work authorization, you are required to bring with you a U.S passport or other appropriate form(s) of identification as required for Export Control and I-9 form processing on your first day. Copies of this documentation may be requested in advance to facilitate appropriate systems access on your first day.

This offer of employment should not be construed as a contract. Specifically, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause, and with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer.

Patrick, I very much look forward to you joining Carrier and becoming part of our team. Please acknowledge your acceptance of our offer by emailing the completed acceptance confirmation.

If you have any questions at all, please do not hesitate to call me at [PHONE NUMBER].

Sincerely,

/s/Nadia Villeneuve
Nadia Villeneuve
Senior Vice President & Chief Human Resources Officer
Carrier

To document your accep1ance of this offer, please sign and date below, and email a scanned copy by October 14. 2020.

/s/Patrick Goris                Oct 13, 2020
Patrick Goris                    Date